 Exhibit 30(g)(3)

List of Reinsurers
for Protective Executive Benefits Registered VUL NY Policy (333-257081)

  Swiss Re Life & Health America Inc. (Jefferson City, Missouri)*

* - Reinsurers with asterisks are those with reinsurance agreements open for new UL business